Exhibit 10.32

October 1, 2015

William Bertrand

21729 Brink Meadow Lane

Germantown, MD 20876

Dear William,

On behalf of Infinity Pharmaceuticals, Inc. (the “Company”), I am pleased to offer you the position of Executive Vice President and General Counsel, reporting to Adelene Perkins.

Effective Date: The effective date of your full-time employment with the Company shall be Monday, October 19, 2015.

1.	Salary: Your base salary will be $15,384.62 per biweekly pay period (equivalent to $400,000.00 (USD) on an annualized basis). In addition, in accordance with the Company’s regular compensation practices, you will receive, approximately annually, a salary review, and the Company may adjust your salary based on your performance, the Company’s performance, and/or such other factors as may be determined at the sole discretion of the Company’s Board of Directors or its designee.

2.	Sign on Bonus: The Company will pay you a bonus of $50,000.00 minus all applicable taxes on the date of the first paycheck following commencement of your full-time employment. Should you terminate for cause or voluntarily within 24 months of your starting date after having received your bonus, the Company reserves the right to seek repayment of all or a pro-rata portion of your bonus.

3.	Contingent Compensation: In addition to your salary and benefits, you will be eligible to participate in the Infinity Contingent Compensation program, beginning in 2016. This program may result in a cash bonus, depending on your and the Company’s achievements of goals and objectives, as well as overall business conditions. For 2016, if applicable, the bonus may be funded on a range of 30% to 60% of your base salary. The Contingent Compensation program is administered by the Company’s Board of Directors in their sole discretion. For those hired within the plan year, your cash bonus payment will be pro-rated based on your hire date. In order to be eligible for any type of payment under the program, you must be actively employed by the Company at the time the payment is made.

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4.	Benefits: You may participate in any and all of the benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing these programs.

5.	Vacation: Upon your date of hire, you will start to accrue vacation time at a rate of 15 days per year, which may be taken in accordance with Company policy; 15 paid holidays annually will be observed.

6.	Equity Participation, Vesting of Stock: Subject to approval by the Company’s Board of Directors, you will be granted a stock option exercisable for 200,000 shares of the Company’s Common Stock. A complete description of the terms and conditions of the stock option award will be contained in the Infinity Pharmaceuticals 2010 Stock Incentive Plan and the form of stock option agreement to be entered into by you and the Company. The option will vest as to one fourth (1/4) of the shares on the first anniversary of your commencement of full-time employment with the Company and as to one forty-eighth (1/48) of the shares monthly thereafter until all shares are vested, provided that you remain employed by the Company. In addition, in accordance with the Company’s compensation practices, you will receive, approximately annually, a merit stock review which shall be based on your performance, the Company’s performance, and other such factors as may be determined by the Company’s Board of Directors.

7.	Employment At-Will: Your employment with the Company will be at-will, meaning that you will not be obligated to remain employed by the Company for any specified period of time and the Company will not be obligated to continue your employment for any specific period. Both you and the Company may terminate the employment relationship, with or without cause, at any time, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company (except as described herein).

8.	Proprietary Information, No Conflicts: As a condition of employment, you agree to execute the Company’s standard form of Invention, Non-Disclosure, and Non-Competition Agreement and to be bound by all of the provisions thereof. You hereby represent that you are not presently bound by any employment agreement, confidential or proprietary information agreement, or similar agreement with any current or previous employer that would impose any restriction on your acceptance of this offer or that would interfere with your ability to fulfill the responsibilities of your position with the Company.

9.	Employment Eligibility Verification: Please note that all persons employed in the United States are required to complete an Employment Eligibility Verification Form

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on the first day of employment and to submit an original document or documents that establish identity and employment eligibility within three business days of employment.

10.	Successors and Assigns: This letter of offer will be binding upon and inure to the benefit of the Company’s successors and assignees. In the event of a merger or consolidation (whether or not the Company is the surviving or the resulting corporation), the surviving or resulting corporation will be bound by the obligations set forth in this letter offer.

11.	Contingencies: This offer is expressly contingent upon the successful completion of a pre-employment background, credit, and reference checks.

12.	Relocation Expenses: Upon your acceptance of this offer, you are eligible for reimbursement under our Homeowners Relocation Policy (in total not to exceed $60,000) associated with your relocation. Should you voluntarily resign from the Company within 24 months of your hire date, the Company reserves the right to seek repayment of all reimbursed relocation expenses.

William, all of us here at Infinity are very enthusiastic about your commitment to joining the Company and have the highest expectation of your future contributions.

Please indicate your understanding and acceptance of the foregoing terms of your employment by signing the enclosed copy of this letter and returning it to Amy Longwell no later than Monday, October 5, 2015. After that date, the offer will expire.

Very truly yours,

Adelene Q. Perkins

Chair, President and Chief Executive Officer

The foregoing correctly sets forth the terms of my at-will employment by Infinity Pharmaceuticals, Inc.

/s/ William Bertrand	10/2/2015
William Bertrand	Date